Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.916.2151

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces First Quarter 2014 Results

ST. LOUIS, May 7, 2014 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Net sales of $95.8 million for the first quarter of 2014 compared to net sales of $106.1 million for the first quarter of 2013

•	Targeting $10.0 million in annual cost savings initiatives

•	$5.1 million of free cash flow generated in the first quarter of 2014

•	Adjusted EBITDA of $10.2 million for the first quarter of 2014

•	Significant win of new work on the 737-MAX platform

First Quarter Results

For the first quarter 2014, net sales were $95.8 million, compared to $106.1 million in the first quarter of 2013.  A net loss of $0.4 million, or $0.03 per diluted share, was realized in the first quarter of 2014, compared to net income of $1.8 million, or $0.14 per diluted share, in the first quarter of 2013.  First quarter 2014 results included $0.4 million in charges for restructuring activities, $0.2 million in expenses related to integration activities and $0.4 million of other non-recurring project costs with respect to the previously disclosed restructuring and reorganization activities at two of our facilities. Pre-tax income for the first quarter of 2014, excluding non-recurring, unusual items was $0.6 million.

"In my first eight weeks as CEO, I have toured each facility at LMI and have met with key customers and suppliers," said Dan Korte, Chief Executive Officer of LMI. "I am excited about the opportunities I see, the capabilities we offer, and our ability to grow profitably in this marketplace.

"As we continue through 2014, we will focus our attention in a few key areas we have identified as critical for success. We will be refining our strategy and organizing our team around its execution. We need to integrate our Aerostructures business to realize its full benefits and improve our performance. Given the current competitive landscape, cost reduction is also required, so, we will look to new technologies, automation, lean practices, and engineering for manufacturability to remove cost from our products. We have already executed plans that are expected to remove over $4.0 million in annual costs and we have set a near-term goal for an additional annual savings of $6.0 million. The closure of our Fort Worth, Texas, plant and elimination of the machining center in Savannah are now substantially complete and we continue to drive efforts towards centers of excellence. We also plan to partner with our major customers to find new and creative solutions designed not only to lower costs, but to optimize the end product through overall value stream analysis," Korte said.

Aerostructures Segment

	Q1		Q1
Net Sales	2014	% of Total	2013	% of Total

Large commercial aircraft	$38.5	49.5%	$37.5	45.1%
Corporate and regional aircraft	20.8	26.8%	25.8	31.0%
Military	12.1	15.6%	14.0	16.8%
Other	6.3	8.1%	5.8	7.1%
Total	$77.7	100.0%	$83.1	100.0%

Aerostructures revenue decreased 6.5 percent from $83.1 million in the first quarter of 2013 to $77.7 million in the first quarter of 2014.

Net sales of large commercial aircraft products increased 2.7 percent during the first quarter of 2014. Growth in the Boeing 737 and 787 platforms contributed an increase of $4.1 million over the prior year quarter, offset by decreases of $3.3 million in the Boeing 747 and 767 platforms. The $5.0 million decline in the corporate and regional aircraft market was primarily due to tooling revenue related to a design build program in the first quarter of 2013 that was not repeated in the first quarter of 2014. The Company expects additional tooling revenue later in 2014. Net sales to military customers decreased 13.6 percent primarily due to lower demand on the Black Hawk program.

The segment generated gross profit of $14.2 million, or 18.3 percent of net sales, in the first quarter of 2014 versus $16.6 million, or 20.0 percent of net sales, in the first quarter of 2013.  A decrease in sales volume, primarily related to tooling, unfavorable sales mix and lower production levels contributed to the decline in gross margin in the first quarter of 2014. Results were also negatively impacted by inefficiencies in the facilities being closed and the related startup of transferred production to other facilities. Expected performance on long-term contracts was stable from the previous quarter. The first quarter of 2013 was unfavorably impacted by $2.5 million in costs related to a fair value step-up on acquired inventories from acquisitions.

Selling, general and administrative expenses were $11.4 million in the first quarter of 2014 versus $11.1 million in the first quarter of 2013, primarily related to increases of $0.4 million of restructuring expenses and $0.4 million of professional services, offset by decreases of $0.3 million in integration expenses and $0.2 million in acquisition expenses.

Engineering Services Segment

	Q1		Q1
Net Sales	2014	% of Total	2013	% of Total

Large commercial aircraft	$9.9	52.9%	$7.5	31.8%
Corporate and regional aircraft	3.4	18.2%	6.2	26.3%
Military	2.4	12.8%	7.5	31.8%
Other	3.0	16.1%	2.4	10.1%
Total	$18.7	100.0%	$23.6	100.0%

While Engineering Services revenue decreased 20.8 percent from $23.6 million in the first quarter of 2013 to $18.7 million in the first quarter of 2014, the segment has stabilized in the near-term, growing both sales and operating income in the first quarter, as compared to the fourth quarter of 2013, by $0.4 million and $0.7 million, respectively.

Net sales of services for large commercial aircraft increased $2.4 million primarily due to additional maintenance, repair and overhaul services, the Airbus 350 platform and a nacelle system project. Net sales of services related to corporate and regional aircraft decreased 45.2 percent primarily related to reductions in support of the Bombardier Learjet L-85 and the space travel program. Net sales of services for military programs declined $5.1 million primarily the result of the winding down of the program design phase on the Boeing Tanker program.

Gross profit for the segment was $3.3 million, or 17.6 percent of net sales, for the first quarter of 2014, compared to $3.5 million, or 14.8 percent of net sales, for the prior year quarter.  The increase in gross profit as a percentage of sales was the primarily the result of labor efficiencies in addition to reductions in overhead expenses.

Selling, general and administrative expenses for the segment decreased from $2.9 million in the first quarter 2013 to $2.4 million in the first quarter of 2014, primarily due to integration and cost reduction activities.

Non-Segment

The effective income tax rate for the first quarter of 2014 was 3.5 percent compared to 24.7 percent in the first quarter of 2013. The 2014 income tax rate reflects the full valuation allowance recorded on deferred tax benefits generated in the quarter. Interest expense increased $0.1 million in the first quarter of 2014 compared to the first quarter of 2013.

The company generated cash flow from operations of $10.0 million in the first quarter of 2014 and funded capital expenditures of $4.9 million, resulting in positive free cash flow of $5.1 million.

Backlog at March 31, 2014, was $454.9 million compared to $432.5 million at March 31, 2013.

Financial Outlook for 2014

As announced in the prior quarter, the company is conducting a thorough review its current forecast, strategy and operations, and as a result, will not be providing guidance at this time.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, May 7, 2014, at 9:00 A.M., CDT. LMI Chief Executive Officer Daniel G. Korte and Chief Financial Officer Cliff C. Stebe, Jr. will host the call. To participate in the call, please dial 866-307-3343 approximately five minutes before the conference call time stated above.

A live webcast of the call can be accessed directly from LMI Aerospace website at http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link. A recording of the call will be available for a limited time on the company's website upon completion of the call.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries.  It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's outlook for 2014 and beyond, and other statements based on current management expectations, estimates and projections.  Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties continuing to integrate Valent, less than expected reductions in cost, managing the increased leverage incurred by LMI in connection with its acquisition of Valent and complying with debt covenants with respect to such indebtedness, as well as those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2013, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,295	$1,572
Trade accounts receivable, net	65,079	72,853
Inventories	117,248	113,178
Prepaid expenses and other current assets	4,767	4,411
Deferred income taxes	2,599	2,693
Total current assets	191,988	194,707

Property, plant and equipment, net	102,369	103,375
Goodwill	113,223	113,223
Intangible assets, net	54,334	55,465
Other assets	12,629	13,281
Total assets	$474,543	$480,051

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,788	$19,388
Accrued expenses	18,141	19,082
Current installments of long-term debt and capital lease obligations	5,306	5,242
Total current liabilities	43,235	43,712

Long-term debt and capital lease obligations, less current installments	279,950	285,369
Other long-term liabilities	3,630	3,915
Deferred income taxes	3,168	2,911
Total long-term liabilities	286,748	292,195

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,947,221 and 12,873,208 shares at March 31, 2014 and December 31, 2013, respectively	259	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	93,776	92,692
Accumulated other comprehensive loss	(592)	(507)
Treasury stock, at cost, 29,271 and 22,321 shares at March 31, 2014 and December 31, 2013, respectively	(345)	(202)
Retained earnings	51,462	51,904
Total shareholders’ equity	144,560	144,144
Total liabilities and shareholders’ equity	$474,543	$480,051

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Sales and service revenue
Product sales	$76,484	$82,114
Service revenue	19,267	23,952
Net sales	95,751	106,066
Cost of sales and service revenue
Cost of product sales	62,100	65,138
Cost of service revenue	16,190	20,874
Cost of sales	78,290	86,012
Gross profit	17,461	20,054

Selling, general and administrative expenses	13,344	13,981
Restructuring expense	428	—
(Loss) income from operations	3,689	6,073

Other (expense) income:
Interest expense	(4,259)	(4,113)
Other, net	112	480
Total other expense	(4,147)	(3,633)

(Loss) income before income taxes	(458)	2,440
(Benefit) provision for income taxes	(16)	603

Net (loss) income	(442)	1,837
Other comprehensive loss:
Change in foreign currency translation adjustment	44	(122)
Unrealized loss on interest rate hedges, net of tax of $0 and $94, for the three months ended March 31, 2014 and March 31, 2013, respectively	(129)	(161)
Total comprehensive (loss) income	$(527)	$1,554

Amounts per common share:
Net (loss) income per common share	$(0.03)	$0.15

Net (loss) income per common share assuming dilution	$(0.03)	$0.14

Weighted average common shares outstanding	12,663,818	12,582,207

Weighted average dilutive common shares outstanding	12,663,818	12,693,657

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating activities:
Net (loss) income	$(442)	$1,837
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	5,547	4,791
Restricted stock compensation	301	360
Other noncash items	(296)	(258)
Changes in operating assets and liabilities:
Accounts receivable	7,772	(13,653)
Inventories	(4,070)	(7,469)
Prepaid expenses and other assets	326	(558)
Current income taxes	129	972
Accounts payable	1,018	947
Accrued expenses	(270)	2,569
Net cash provided (used) by operating activities	10,015	(10,462)
Investing activities:
Additions to property, plant and equipment	(4,869)	(12,592)
Proceeds from sale of property, plant, and equipment	899	1,866
Net cash used by investing activities	(3,970)	(10,726)
Financing activities:
Proceeds from issuance of debt	—	5,750
Principal payments on long-term debt and notes payable	(1,294)	(1,138)
Advances on revolving line of credit	27,500	17,500
Payments on revolving line of credit	(31,500)	(4,500)
Other, net	(28)	—
Net cash (used) provided by financing activities	(5,322)	17,612
Net increase (decrease) in cash and cash equivalents	723	(3,576)
Cash and cash equivalents, beginning of period	1,572	4,347
Cash and cash equivalents, end of period	$2,295	$771
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$848	$901

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,

	2014	2013

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net (loss) income	$(442)	$1,837
Income tax (benefit) expense	(16)	603
Depreciation and amortization	5,547	4,791
Stock based compensation	301	360
Interest expense	4,259	4,113
Fair value step up on acquired inventories	—	2,497
Restructuring expense	428	—
Integration expense	248	493
Other, net	(112)	(480)
Adjusted EBITDA	$10,213	$14,214

Free Cash Flow (2):

Net cash provided (used) by operating activities	$10,015	$(10,462)
Less:
Capital expenditures	(4,869)	(12,592)

Free cash flow	$5,146	$(23,054)

1. The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.